EXHIBIT 3

Indemnification.

1. Indemnification.

a. Buyer shall indemnify and hold harmless Seller, its members, officers, directors, agents, employees, attorneys, accountants, assigns and consultants (each an “Indemnified Person”) from and against any losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), as they may be incurred (including all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened Action, and notwithstanding the absence of a final determination as set forth below as to a party’s obligation to reimburse an Indemnified Person for such Losses and the possibility that such payments might later be held to have been improper) to which any of them may become subject and which are related to or arise out of this Agreement or any breach of this Agreement.

b. Buyer agrees that without an Indemnified Person’s prior written consent it shall not settle any pending or threatened claim, action, suit or proceeding related to this Agreement unless the settlement also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom, or indemnifying party reaffirms their obligation to indemnify for or contribute to Losses incurred by any unreleased Indemnified Person as herein provided.

c. Promptly after receipt of notice of the commencement of any action, any Indemnified Person will, if a claim in respect thereof is to be made against any indemnitor hereunder, notify in writing the indemnitor of the commencement thereof; but omission so to notify an indemnitors will not relieve the indemnitors from any liability hereunder which they may have to any Indemnified Person. If the indemnitor so elects, indemnitor may assume the defense of such Action in a timely manner, including the employment of counsel (reasonably satisfactory to the Indemnified Person) and payment of expenses, provided Indemnitors acknowledge in writing its unconditional obligation pursuant to this agreement to indemnify the Indemnified Person in respect of such Action and provides to the Indemnified Person evidence reasonably satisfactory to it that the indemnitor will have the financial resources to conduct such defense actively and diligently and permit Indemnitee and counsel retained by the Indemnified Person at its expense to participate in such defense. Notwithstanding the foregoing, in the event the Indemnified Party determines in its sole discretion that it is advisable for the Indemnified Person to be represented by separate counsel, then the indemnitee may employ on behalf of the Indemnified Person a single separate counsel to represent or defend such Indemnified Persons in such action, claim, proceeding or investigation and the indemnitee will pay the reasonable fees and disbursements of such separate counsel as incurred.

d. In the event of any fundamental change involving the corporate structure of either party, such as by merger, plan of exchange or sale of all or substantially all of its assets, any executory obligations of an indemnitor in this Agreement shall, if not assumed by operation of law, be assumed by contract by the acquiring entity or arrangements made to protect the interests of Indemnified Person reasonably satisfactory to it.

e. If multiple claims are brought against an Indemnified Person in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the indemnitor agrees that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for.

f. If the indemnity referred to in this Agreement should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, Indemnitors shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and Indemnitors on the other hand in connection with the transaction or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and Indemnitors as well as any other relevant equitable considerations.

g. The obligations of the indemnitor referred to above shall be in addition to any rights that any Indemnified Person may otherwise have.